UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 9, 2012

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 16 Yulu Street

Taihe District, Jinzhou City, Liaoning Province

People’s Republic of China, 121013

(Address of Principal Executive Offices)

(86) 416-2661186

Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2012, Wonder Auto Technology, Inc. (the “Company”) signed a Memorandum of Understanding (the “MOU”) with Worthy Talent Development Limited (“WTD”), an entity organized under the laws of the British Virgin Islands, pursuant to which WTD agreed to provide a loan, the material terms of which are summarized below, in the amount of US$6,000,000 to the Company within two months. The Company agreed to issue a convertible note (the “Note”) in the amount of US$6,000,000 to WTD at the time the loan proceeds are disbursed.

Amounts outstanding under the Note will be convertible at the Lender’s option into common stock of the Company at an initial conversion price of $2.00 per share, or into common stock of Wonder Auto Limited (“WAL”), a subsidiary of the Company, at the same equity ownership proportion, in each case subject to certain adjustments and limitations. The Note will mature and become payable two years from the date of its issuance. The Note will bear interest at the rate of eight percent (8%) per annum, payable in cash in arrears on a semi-annual basis beginning on June 30, 2012, and interest on past-due principal and past-due interest will accrue at the rate of fifteen percent (15%) per annum. In the event of a change of control, the Note will accelerate and become immediately due and payable in an amount equal to the greater of (i) 200% of all then outstanding amounts due under the Note, or (ii) the amounts then outstanding under the Note multiplied by the quotient determined by dividing the daily volume weighted average price of the Company’s common stock on the date immediately preceding such event by the conversion price of the Note.

WTD was created by six senior members of management and officers of the Company. The shareholders and directors of WTD are as follows: Mr. Qingdong Zeng, the chairman and CEO of the Company; Mr. Jiang Aijun, the CFO of the Company; Mr. Liu Yongdong, the CEO of Jinzhou Halla Electric Equipment Limited, a subsidiary of the Company; Mr. Zhao Chengming, the CEO of Jinzhou Jinheng Automotives Safety Systems Limited, a subsidiary of the Company; Mr. Liang Hailin, the CEO of Jinzhou Wanyou Mechanical Parts limited, a subsidiary of the Company; and Mr. Li Songyan, the CEO of Jinan Worldwide Auto-accessory Limited, a subsidiary of the Company.

The Company has been suffering liquidity pressure since April 2011, when the Company started its internal investigation. The situation worsened when the Company was delisted by Nasdaq last October. On October 20, 2011, one subsidiary of the Company was notified that it had breached its obligations under an asset purchase agreement and was required to agree to additional restrictions on its business operations. In order to settle upcoming urgent payables at an amount of around US$6 million, the six senior members of management and officers of the Company agreed to make such a loan to the Company.

As the principals of the Lender are members of the Company’s management, the loan and the Note constitute a related party transaction and were approved by the Company’s board of directors, where the interested director, Mr. Qingdong Zen, did not vote at the board meeting.

The foregoing description does not purport to be complete and is qualified in its entirety by the full text of the MOU, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

10.1	Memorandum of Understanding, dated as of January 9, 2012, signed by the Company and Worthy Talent Development Limited.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: January 9, 2012

/s/ Aijun Jiang
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Memorandum of Understanding, dated as of January 9, 2012, signed by the Company and Worthy Talent Development Limited.

5